EXHIBIT 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS SECOND QUARTER OPERATING RESULTS
GEORGE TOWN, Grand Cayman, Cayman Islands (August 11, 2008) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported its operating results for the second quarter and first half of 2008. The Company will host an investor conference call today — Monday, August 11, 2008 — at 11:00 a.m. EDT (see details below).
Revenues for the three months ended June 30, 2008 increased 34% to approximately $16.0 million, compared with approximately $12.0 million in the second quarter of 2007. Retail water sales were relatively unchanged at approximately $5.3 million in the quarters ended June 30th of both 2008 and 2007. Bulk water revenues increased 28% to approximately $6.9 million, versus $5.4 million in the corresponding period of the previous year. Services revenues almost tripled (up 198%) to approximately $3.9 million, compared with approximately $1.3 million in the second quarter of 2007. Net income declined 24% to $1,979,623, or $0.14 per diluted share, in the quarter ended June 30, 2008, compared with net income of $2,621,537, or $0.18 per diluted share, in the three months ended June 30, 2007. The decline in net income resulted from the loss recorded for the Company’s equity in the results of its affiliate, OC-BVI.
Consolidated gross profit increased to approximately $4.9 million in the most recent quarter, versus approximately $4.5 million in the year-earlier quarter. The gross profit on Retail revenues approximated $3.4 million (66% of revenues) in the quarter ended June 30, 2008, compared with approximately $3.3 million (62% of revenues) in the three months ended June 30, 2007. The gross profit on Bulk revenues increased to approximately $0.9 million (14% of revenues), compared with approximately $0.8 million (15% of revenues) a year earlier. The gross profit on Services revenues approximated $0.5 million and $0.4 million in the quarters ended June 30, 2008 and 2007, respectively.
General and administrative expenses of approximately $2.2 million in the second quarter of 2008 were 10% below such expenses in the prior-year quarter (approximately $2.4 million), primarily due to lower accrued bonuses, a reduction in professional fees, and lower Directors fees and expenses.
Interest income decreased by approximately $162,000 to $317,550 in the most recent quarter, versus $479,405 in the three months ended June 30, 2007. Interest expense declined modestly to $442,551, from $467,067 a year earlier. Other income declined to $24,912 in the quarter ended June 30, 2008, versus $54,324 in the prior-year period.

The Company recorded a loss of ($639,954) related to its equity in the operating results of its British Virgin Islands affiliate, OC-BVI, during the most recent quarter, compared with income of $427,548 from its equity in the earnings of OC-BVI and profit sharing income from OC-BVI of $161,861 in the second quarter of 2007.
“Income from operations for each of our operating segments increased for the three months ended June 30, 2008, when compared with the three months ended June 30, 2007,” stated Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “However, our consolidated results continue to be adversely affected by OC-BVI’s ongoing dispute with the BVI government over ownership of its Baughers Bay plant. Our decision to adjust OC-BVI’s results to the cash basis as a result of this dispute led to a downward variation in our second quarter net income of more than $1.2 million when compared with the prior-year period. Exclusive of our equity in the operating results of our OC-BVI affiliate, the Company’s consolidated operations recorded a 29% increase in net income in the most recent quarter when compared with the second quarter of 2007.”
“While Retail revenues were relatively unchanged from a year earlier in the Cayman Islands, gross profit margins improved in our Retail business segment,” continued Mr. McTaggart. “Bulk water sales rose 28% in the most recent quarter, while we experienced a modest narrowing of gross profit margins in that business segment due primarily to increased diesel fuel costs at our Windsor plant in the Commonwealth of the Bahamas. Services revenues almost tripled prior-year levels, due to higher relative project construction expenditures in the 2008 quarter. While gross profits from the Services segment increased over year-earlier levels, a decline in the segment’s gross profit margin reflected an increase in the estimated project costs for a plant currently under construction in Bermuda.”
“Shortly after the end of the second quarter, we were pleased to announce that we were the successful bidder for the privatization of the water utility on five of the eleven inhabited islands in the Turks and Caicos Islands, a British Overseas Territory located just below the Commonwealth of the Bahamas in the Atlantic Ocean. On a longer-term basis, we remain highly confident that potable water will become an increasingly scarce resource worldwide, and the Company is pursuing prospective seawater desalination projects in a number of countries,” concluded Mr. McTaggart.
For the six months ended June 30, 2008, the Company’s revenues increased 17% to approximately $28.8 million, compared with approximately $24.7 million in the first half of 2007. Retail water sales were relatively unchanged at approximately $10.3 million in the six months ended June 30, 2008, versus approximately $10.4 million in the six months ended June 30, 2007. Bulk water revenues rose 23% to approximately $13.0 million, versus $10.6 million in the corresponding period of the previous year. Services revenues increased 47% to approximately $5.5 million, compared with approximately $3.7 million in the first half of 2007. The Company reported net income of $3,653,495, or $0.25 per diluted share, in the six months ended June 30, 2008, compared with net income of $6,209,011, or $0.43 per diluted share, in the six months ended June 30, 2007. The Company recorded a loss from its equity in the financial results of OC-BVI of approximately ($1.1 million) in the first half of 2008, versus income from its equity in OC-BVI and profit sharing in the income of OC-BVI of approximately $887,000 and $329,000, respectively, in the prior-year period.

The Company will host a conference call at 11:00 a.m. EDT today — Monday, August 11, 2008. Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international/local participants dial 412-858-4600) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on August 11, 2008. A replay of the conference call will be available one hour after the call through August 18, 2008 at 5:00 p.m. EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID 422064.
CWCO-E
About Consolidated Water Co. Ltd.
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas. The Company is currently constructing a seawater desalination plant in Bermuda and was recently named the successful bidder on the privatization of the water utility on five of the eleven islands in the Turks and Caicos Islands.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the manner in which the disputed issues between OC-BVI and the BVI Government are resolved, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett,
Executive Vice President and CFO, at (954) 427-6283 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$38,477,824	$38,529,383
Accounts receivable, net	13,881,027	9,828,529
Inventory	4,239,866	3,649,991
Prepaid expenses and other current assets	1,264,401	1,411,231
Current portion of loans receivable	860,996	947,854

Total current assets	58,724,114	54,366,988

Property, plant and equipment, net	58,814,977	59,981,514
Construction in progress	5,845,711	4,989,779
Accounts receivable — construction project	2,247,349	—
Loans receivable	1,936,382	2,329,262
Investment in and loan to affiliate	15,902,012	17,501,848
Intangible assets, net	2,487,570	2,881,900
Goodwill	3,587,754	3,587,754
Other assets	3,645,696	3,691,839

Total assets	$153,191,565	$149,330,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$7,126,825	$4,996,728
Dividends payable	1,005,972	60,719
Current portion of long term debt	1,299,133	1,142,255

Total current liabilities	9,431,930	6,199,702
Long term debt	21,640,792	22,358,338
Other liabilities	464,893	476,136
Minority interest in subsidiary	1,345,969	1,392,254

Total liabilities	32,883,584	30,426,430

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 21,396 and 21,082 shares, respectively	12,839	12,650
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,519,888 and 14,507,486 shares, respectively	8,711,933	8,704,492
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	—	—
Additional paid-in capital	80,268,632	79,771,093
Retained earnings	30,749,426	29,853,720

	119,742,830	118,341,955
Non-controlling interests	565,151	562,499

Total stockholders’ equity	120,307,981	118,904,454

Total liabilities and stockholders’ equity	$153,191,565	$149,330,884

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Retail water revenues	$5,256,669	$5,279,316	$10,267,180	$10,383,525
Bulk water revenues	6,872,967	5,372,907	13,040,292	10,600,429
Services revenues	3,908,212	1,312,157	5,466,107	3,715,038

Total revenues	16,037,848	11,964,380	28,773,579	24,698,992

Cost of retail revenues	1,810,441	1,986,615	3,554,611	3,749,934
Cost of bulk revenues	5,944,863	4,552,547	11,084,147	8,441,509
Cost of services revenues	3,375,369	940,922	4,691,585	2,719,900

Total cost of revenues	11,130,673	7,480,084	19,330,343	14,911,343

Gross profit	4,907,175	4,484,296	9,443,236	9,787,649

General and administrative expenses	2,159,658	2,412,076	4,626,248	4,751,259

Income from operations	2,747,517	2,072,220	4,816,988	5,036,390

Other income (expense):

Interest income	317,550	479,405	770,239	928,209
Interest expense	(442,551)	(467,067)	(889,107)	(947,995)
Profit sharing in income of affiliate	—	161,861	—	328,634
Other income	24,912	54,324	44,767	90,883
Equity in earnings (loss) of affiliate	(639,954)	427,548	(1,133,024)	886,670

Other income (expense), net	(740,043)	656,071	(1,207,125)	1,286,401

Income before non-controlling and minority interests	2,007,474	2,728,291	3,609,863	6,322,791
Income (loss) attributable to non-controlling and minority interests	27,851	106,754	(43,632)	113,780

Net income	$1,979,623	$2,621,537	$3,653,495	$6,209,011

Basic earnings per common share	$0.14	$0.18	$0.25	$0.43

Diluted earnings per common share	$0.14	$0.18	$0.25	$0.43

Dividends declared per common share	$0.065	$0.065	$0.195	$0.13

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,519,625	14,470,512	14,513,761	14,306,975

Diluted earnings per share	14,540,671	14,517,021	14,536,513	14,451,664